                                                                       EXHIBIT B

EXECUTION COPY

                   SERIES B PREFERRED STOCK PURCHASE AGREEMENT

                            Dated as of June 23, 1995

                                     between

                               i-STAT Corporation

                                       and

                             Hewlett-Packard Company



                        SALE OF SERIES B PREFERRED STOCK

Company Confidential

                   SERIES B PREFERRED STOCK PURCHASE AGREEMENT

      THIS SERIES B PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is made as of this 23rd day of June, 1995, between i-STAT Corporation, a Delaware corporation (the "Company" or "i-STAT and Hewlett-Packard Company, a California corporation ("HP" or "Purchaser").

                                   ARTICLE I
                        SALE OF SERIES B PREFERRED STOCK

      1.1 Sale and Issuance of Series B Preferred Stock.

            (a) The Company shall adopt (by action of its Board of Directors) and file with the Secretary of State of Delaware on or before the Closing (as defined below) a Certificate of Designation, Preference and Rights of Series B Preferred Stock in the form attached hereto as Exhibit A (the "Certificate").

            (b) Subject to the terms and conditions in this Agreement, CD will issue and sell to HP, and Purchaser will purchase from CD, at the Closing (as defined below), 2,138,702 shares (the "Shares") of Series B Preferred Stock, $0.10 par value, of CD (the "Preferred Stock") at a purchase price of $28.50 per share, for a total purchase price of $60,953,007. At the Closing, the Shares shall represent at least 14.1% of the outstanding shares of capital stock of the Company on a fully-diluted basis.

      1.2 Closing Dates. The closing of the purchase and sale of the Shares (the "Closing") shall be held at the offices of Paul, Hastings, Janofsky & Walker, 399 Park Avenue, New York, New York at 10:00 a.m., on the fifth business day following expiration or early termination of all waiting periods imposed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act") and satisfact (or waiver, if permissible) of all other closing conditions set forth in Articles IV and V of this Agreement or at such other time and place upon which CD and Purchaser shall mutually agree (the date of the Closing is hereinafter referred to as the "Closing Date").

      1.3 Delivery. At the Closing, the Company will deliver to Purchaser a certificate or certificates representing the Shares purchased by Purchaser against payment of the purchase price therefor by wire transfer or certified or official bank check or checks payable in New York Clearing House (next day) funds to the order of the Company.

      1.4 Legend. The certificate or certificates evidencing the Shares shall be subject to a legend restricting transfer under the Securities Act of 1933, as amended (the "Securities Act"), and referring to restrictions on transfer and rights of first refusal herein, such legend to be substantially as follows:

            "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended. Such shares may not be sold or transferred in the absence of such registration or an opinion of counsel reasonably satisfactory to the Company as to the availability of an exemption from registration.

            "The shares represented by this certificate are subject to restrictions on transfer, including any sale, pledge or other hypothecation, and rights of first refusal set forth in an agreement dated June 23, 1995 between the Company and Hewlett-Packard Company, a copy of which is on file at the Company's principal executive offices."

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF i-STAT

      References in this Article II to i-STAT shall be deemed to include i-STAT and its Subsidiaries (as defined in Section 10.1). i-STAT represents and warrants to Purchaser as follows:

      2.1 Organization, Standing and Power.

            (a) i-STAT is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. i-STAT is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its property or the nature of its business requires such qualification except for such failures, if any, to be so qualified and in good standing, which either individually or in the aggregate would not have a "Material Adverse Effect" (as hereinafter defined) on the Company. Material Adverse Effect when used in connection with any entity means any change or effect that is materially adverse to the business, financial condition, operations, properties, assets or liabilities of such entity. i-STAT is qualified as a foreign corporation in the states and countries set forth on
Schedule 2.1(a). Except as specified on Schedule 2.1(b), i-STAT has no direct or indirect equity interest in or loans to a partnership, corporation, joint venture, business association or other entity. i-STAT has delivered to Purchaser complete and correct copies of the Certificate of Incorporation and Bylaws, or similar charter documents, of i-STAT and each subsidiary of i-STAT, in each case as amended to the date hereof and will furnish to Purchaser true and correct copies of any amendments thereto through the term of this Agreement.

            (b) i-STAT has one Subsidiary, as set forth on Schedule 2.1(b), which is wholly-owned by i-STAT. Except for the Subsidiary, i-STAT has no Subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity.

      2.2 Capital Structure.


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      The authorized i-STAT capital stock consists of 25,000,000 shares of common stock, $.15 par value (the "Common Stock"), of which at June 15, 1995, 11,049,896 shares were issued and outstanding, and 7,000,000 shares of Preferred Stock, $.10 par value per share, none of which is issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws or any agreement to which i-STAT is a party or by which i-STAT may be bound. All outstanding shares of i-STAT capital stock have been issued in compliance with applicable federal and state securities laws. The Company has reserved and outstanding the following options and convertible securities: (i) 2,000,000 shares of Common Stock, which number of shares will be increased to 3,000,000 subject to stockholder approval at the Company's 1995 Annual Meeting of Stockholders, reserved for issuance pursuant to i-STAT's 1985 Stock Option Plan, of which, at June 21, 1995, options to purchase 189,178 shares had been exercised, options to purchase 1,963,685 shares were outstanding, which exceeds the total number of shares reserved for issuance under the Company's 1985 Stock Option Plan by 152,863; (ii) 60,000 shares were reserved for issuance pursuant to i-STAT's 1994 Stock Award Plan, of which at June 21, 1995, 29,050 shares remained available for future award; and (iii) one warrant to purchase 2,000 shares of Common Stock at a price of $7.50 per share; (iv) an option to purchase 15,000 shares of Common Stock granted to Robert O'Leary, which option will automatically convert to an option under i-STAT's 1985 Stock Option Plan subject to stockholder approval at the Company's 1995 Annual Meeting of Stockholders; and (v) 1,500,000 shares of the Company's Preferred Stock (to be designated "Series A Preferred Stock" before the Closing) reserved for issuance pursuant to i-STAT's Rights Plan (as defined in Section 4.10). Except as described in this Section 2.2, there are no other options, warrants, conversion privileges or other contractual rights presently outstanding or in existence to purchase or otherwise acquire any authorized but unissued shares of the Company's capital stock or other securities or the capital stock or other securities of the Subsidiaries.

      2.3 Authority.

            (a) i-STAT has all requisite corporate rights, power and authority to enter into this Agreement, the Registration Rights Agreement attached as Exhibit B to this Agreement (the "Registration Rights Agreement"), the License Agreement attached as Exhibit F hereto (the "License Agreement") and the Distribution Agreement attached as Exhibit G hereto (the "Distribution Agreement") and to consummate the transactions contemplated hereby and thereby. All corporate action on the part of the Company, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Agreement, the Registration Rights Agreement, the License Agreement and the Distribution Agreement, the authorization, sale, issuance and delivery of the Shares contemplated hereby, and the performance of the Company's obligations hereunder and under the Registration Rights Agreement, the License Agreement and the Distribution Agreement has been taken. The Company's Board of Directors, at a meeting duly called and held, has approved this Agreement and the transactions contemplated hereby for purposes of Section 203 of the Delaware General Corporation Law (the "DGCL"). This Agreement, the Registration Rights Agreement, the License Agreement and the Distribution Agreement have been duly executed and delivered by the Company and constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought. Upon the issuance and delivery of the Shares as contemplated by this Agreement, such shares will be validly issued, fully paid and non-assessable. The issuance and sale of the Shares contemplated hereby will not give rise to any preemptive rights or rights of first refusal in existence as of the date hereof on behalf of any person pursuant to any provision of any agreement between i-STAT and any such person or i-STAT's Certificate of Incorporation or Bylaws.

      2.4 No Conflict. Except as set forth on Schedule 2.4 and subject to compliance with the HSR Act, such filings as may be required pursuant to federal and state securities laws and the filing of the Certificate of Designation, Rights and Preferences attached as Exhibit A hereto with the State of Delaware, the execution and delivery of this Agreement, the Registration Rights Agreement, the License Agreement and the Distribution Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not result in any violation of, or default (with or without notice of lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation to or a loss of a benefit, under, any provision of the Certificate of Incorporation or By-laws of the Company or any mortgage, indenture, lease or other agreement or instrument, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, its properties or assets, the effect of which would have a Material Adverse Effect on the Company or impair or restrict its power to perform its obligations as contemplated hereby.

      2.5 Accuracy of Reports. All reports required to be filed by the Company to the date of this Agreement under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), copies of which have been furnished to Purchaser, have been duly filed, were in compliance with the requirements of their respective forms, were complete and correct in all material respects as of the dates at which the information was furnished, and contained (as of such dates) no untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      2.6 Governmental Consent, etc. Except as provided in Schedule 2.6, no consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the execution and delivery of this Agreement, or the offer, sale or issuance of the Shares, or the consummation of any other transaction contemplated hereby, except the filing of such forms with the United States Department of Justice and the Federal Trade Commission as shall be required by the HSR Act, and the expiration of any waiting periods thereunder and such filings as may be required to be made with the Securities and Exchange Commission (the "SEC"), the National Association of Securities Dealers and any state securities commission.

      2.7 S-3. The Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission on May 26, 1995, a copy of which has been furnished to


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

Purchaser, is in material compliance with the requirements of Form S-3 under the Securities Act and was complete and correct in all material respects as of the date filed and as of the date hereof, and contained no untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      2.8 Intellectual Property.

            (a) Schedule 2.8(a) contains an accurate and complete list of all material domestic and foreign patents, patent applications, trademarks, trademark registrations and applications therefor, trade names, service marks, service mark registrations and applications therefor, copyright registrations and applications therefor, which are used by i-STAT or which are presently owned or held by i-STAT or under which i-STAT owns or holds any license, or in which i-STAT owns or holds any interest (collectively, the "i-STAT Intellectual Property Rights"). (i) Schedule 2.8(a) further sets forth: the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; (ii) there are no products which have been registered for copyright protection in the United States Copyright Office and any foreign offices; (iii) there are no material licenses, sublicenses and other agreements including confidential disclosure agreements as to which i-STAT is a party and pursuant to which i-STAT is authorized to use any intellectual property rights; (iv) there are no parties to whom i-STAT has delivered copies of i-STAT source code, whether pursuant to an escrow arrangement or otherwise, or parties who have the right to receive such source code; and (v) copies of all material licenses, sublicenses, and other agreements pursuant to which any other person is authorized to use any i-STAT Intellectual Property Right have been delivered by i-STAT to Purchaser.

            (b) To i-STAT's knowledge, i-STAT owns, or is licensed or otherwise entitled to exercise, without restriction, all rights to all patents, trademarks, trade names, service marks, copyrights, mask work rights, trade secret rights and other intellectual property rights, and any applications or registrations therefor, and all mask works, net lists, schematics, technology, source code, know-how, computer software programs and all other tangible and intangible information or material, that are used or currently proposed to be used in the business of i-STAT as currently conducted or as currently proposed to be conducted.

            (c) To i-STAT's knowledge, except as set forth on Schedule 2.4, i-STAT is not, and as a result of the execution and delivery of this Agreement or the performance of i-STAT's obligations hereunder will not be in violation of or lose any rights pursuant to any license, sublicense or agreement previously provided to Purchaser.

            (d) To i-STAT's knowledge, i-STAT is the owner or licensee of, with all necessary right, title and interest in and to (free and clear of any liens, encumbrances or security interests), the i-STAT Intellectual Property Rights and has rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the i-STAT Intellectual Property Rights are being used.

            (e) To i-STAT's knowledge, no claims with respect to the i-STAT Intellectual Property Rights have been asserted or threatened by any person, and i-STAT does not know of any claims (i) to the effect that the manufacture, sale or use of any product as now used or offered or proposed for use or sale by i-STAT infringes any material copyright, patent, trade secret, or other intellectual property right, (ii) against the use by i-STAT of any i-STAT Intellectual Property Rights, or (iii) except with respect to pending patent and trademark applications, challenging the ownership, validity or effectiveness of any of the i-STAT Intellectual Property Rights.

            (f) To i-STAT's knowledge, all patents and registered trademarks, service marks, and registered copyrights held by i-STAT are valid and subsisting.

            (g) To i-STAT's knowledge, there is not now any material unauthorized use, infringement or misappropriation of any of the i-STAT Intellectual Property Rights by any third party, including without limitation any employee or former employee of i-STAT; i-STAT has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or other intellectual property rights and which has not been finally terminated prior to the date hereof; there are no such charges or claims outstanding; and to i-STAT's knowledge, except as set forth on Schedule 2.8(g), i-STAT does not infringe any patent, trademark, service mark, copyright or other intellectual property right of another.

            (h) No i-STAT Intellectual Property Right is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing thereof by i-STAT. i-STAT has not entered into any agreement or offered to indemnify any other person against any charge of infringement of any i-STAT Intellectual Property Right. i-STAT has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to any i-STAT Intellectual Property Right. To i-STAT's knowledge, i-STAT had the exclusive right to file, prosecute and maintain all applications and registrations with respect to the i-STAT Intellectual Property Rights.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to the Company as follows:

      3.1 Investment. It will acquire the Shares and any other shares purchased from the Company pursuant to this Agreement for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. It understands that the Shares and any other shares purchased by Purchaser from the Company pursuant to this Agreement have not been, and will not be, registered under the Securities Act for sale to Purchaser by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of Purchaser's investment intent and the accuracy of Purchaser's representations as expressed herein. Should Purchaser in the future decide to offer to dispose of any Shares, or any interest therein, it agrees to do so only in compliance with the Securities Act and this Agreement.

      3.2 Organization. Purchaser is a corporation duly organized and validly existing in good standing under the laws of the State of California, with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

      3.3 Authorities. Purchaser has all corporate right, power and authority to enter into this Agreement, the Registration Rights Agreement, the License Agreement and the Distribution Rights Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Registration Rights Agreement, the License Agreement and the Distribution Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement, the Registration Rights Agreement, the License Agreement and the Distribution Agreement have been duly executed and delivered by Purchaser and constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to laws of general application relating to bankruptcy insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought. Subject to compliance with such filings as may be required to be made with the SEC and any exchange on which Purchaser's securities are listed, the execution and delivery of this Agreement and the Registration Rights Agreement do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of any obligation under any provision of the Certificate of Incorporation or By-laws (or corresponding instruments) of Purchaser or any mortgage, indenture, lease or other agreement or instrument, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser, its properties or assets, the effect of which would have a Material Adverse Effect on Purchaser or impair or restrict its power to perform its obligations as contemplated hereby.

      3.4 Government Consents. etc. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Purchaser is required in connection with the valid execution and delivery of this Agreement, or the purchase of the Shares, or the consummation of any other transaction contemplated hereby, except (a) such filings as may be required to be made with the SEC, any exchange on which Purchaser's securities are listed and any state securities commission, and (b) the filing of such forms with the United States Department of Justice and the Federal Trade Commission as shall be required by the HSR Act, and the expiration of any waiting periods thereunder.

      3.5 Investigation. The Company or its representatives have made available to Purchaser all documents and information that Purchaser has requested relating to its acquisition of the Shares. Purchaser has had a reasonable opportunity to discuss the Company's business, management and financial affairs with the Company's management and Purchaser has received satisfactory responses from management of the Company to Purchaser's inquiries.


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

      3.6 Purchaser. Purchaser has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of its investment in the Company. The Purchaser is able to bear the economic risk of ownership of the Shares for an indefinite period of time.

                                   ARTICLE IV
                     CONDITIONS TO OBLIGATIONS OF PURCHASER

      Purchaser's obligation to purchase any Shares at the Closing is, at the option of Purchaser, which may waive any such conditions to the extent permitted by law, subject to the fulfillment on or prior to the Closing Date of the following conditions:

      4.1 Representations and Warranties Correct. The representations and warranties made by the Company in Article II hereof shall be true and correct when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.

      4.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to such purchase shall have been performed or complied with in all material respects.

      4.3 Opinion of Company's Counsel. Purchaser shall have received from Paul, Hastings, Janofsky & Walker, counsel to the Company, an opinion addressed to it, dated the Closing Date, in substantially the form of Exhibit C.

      4.4 No Order Pending. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

      4.5 HSR Act. Both Purchaser and the Company shall have filed such forms with the United States Department of Justice and the Federal Trade Commission as shall be required by the HSR Act. The applicable waiting periods under the HSR Act shall have expired or earlier been terminated without notice from such governmental agencies that additional inquiries are being made.

      4.6 No Law Prohibiting or Restriction of Such Sale. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale or requiring any consent or approval of any person which shall not have been obtained to issue the Shares.

      4.7 Compliance Certificate. The Company shall have delivered to the Purchaser a certificate, executed on behalf of the Company by the President of the Company, dated the Closing Date, and certifying to the fulfillment of the conditions specified in Sections 4.1 and 4.2.

      4.8 License Agreement and Distribution Agreement. The Company shall have executed and delivered to Purchaser the License Agreement and the Distribution Agreement.


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

      4.9 Registration Rights Agreement. The Company shall have executed and delivered to Purchaser the Registration Rights Agreement.

      4.10 Rights Plan. Prior to the execution of this Agreement, the Company shall have provided to Purchaser its Stockholder Protection Agreement to be adopted by the close of business on June 26, 1995 between the Company and First Fidelity Bank, National Association, as Rights Agent, in the form attached as Exhibit H hereto (the "Rights Plan").

      4.11 Authorizing Resolutions. Purchaser shall have received a Secretary's Certificate certifying as to the resolutions adopted by the Company's Board of Directors approving this Agreement and the transactions contemplated hereby, including resolutions relating to Section 203 of the DGCL, the election of James Cyrier to the Company's Board of Directors at Closing, and the Rights Plan (as described in this Agreement and set forth in Exhibit H) in form and substance reasonably acceptable to Purchaser.

                                   ARTICLE V
                       CONDITIONS TO OBLIGATIONS OF I-STAT

      i-STAT's obligation to sell and issue the Shares at the Closing is, at the option of i-STAT, which may waive any such conditions to the extent permitted by law, subject to the fulfillment on or prior to the Closing Date of the following conditions:

      5.1 Representations and Warranties Correct. The representations and warranties made by Purchaser in Article III hereof shall be true and correct when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.

      5.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by Purchaser on or prior to such purchase shall have been performed or complied with in all material respects.

      5.3 No Order Pending. There shall not then be in effect any order enjoining or restraining the transactions contemplated by this Agreement.

      5.4 No Law Prohibiting or Restriction of Such Sale. There shall not be in effect any law, rule or regulation prohibiting or restricting such sale or requiring any consent or approval of any person which shall not have been obtained to issue the Shares.

      5.5 Compliance Certificate. Purchaser shall have delivered to the Company a certificate, executed on behalf of Purchaser by an officer of Purchaser, dated the Closing Date, and certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2.

      5.6 License Agreement and Distribution Agreement. Purchaser shall have executed and delivered to the Company the License Agreement and the Distribution Agreement.

      5.7 Registration Rights Agreement. Purchaser shall have executed and delivered to the Company the Registration Rights Agreement.

      5.8 HSR Act. Both Purchaser and the Company shall have filed such forms with the United States Department of Justice and the Federal Trade Commission as shall be required by the HSR Act. The applicable waiting periods under the HSR Act shall have expired or earlier been terminated without notice from such governmental agencies that additional inquiries are being made.

                                   ARTICLE VI
                            COVENANTS OF THE COMPANY

      From the execution of this Agreement and until the termination of this Agreement in accordance with Section 11.1 hereof or the particular covenant, as the case may be:

      6.1 No Objection. Except as required by law, the Company shall not interpose any objection or take any legal action as a plaintiff in connection with the acquisition by Purchaser of such number of shares of Voting Stock as is permitted to be owned by Purchaser pursuant to this Agreement.

      6.2 Sale of Shares. The Company shall take such action as is reasonably necessary subject to compliance with applicable law, to issue and sell to Purchaser the Shares and any additional shares of capital stock which Purchaser shall be entitled to purchase from the Company pursuant to this Agreement.

      6.3 Membership on the Board of Directors.

            (a) (i) At such time as Purchaser holds Voting Stock representing at least: (A) 10% but less than 20% of the then outstanding Total Voting Power of the Company, the Company shall cause to be nominated and recommended for election to the Company's Board of Directors a person designated by Purchaser and approved by the Company, or (B) 20% or more of the then outstanding Total Voting Power of the Company, the Company shall cause to be nominated and recommended for election to the Company's Board of Directors an aggregate of two persons designated by Purchaser and approved by the Company, which approval in either case shall not unreasonably be withheld.

                  (ii) For so long as Purchaser is entitled to designate any person to serve on the Company's Board of Directors, the Company shall include in the slate of nominees recommended by the Company's Board of Directors or management to stockholders for election as directors at each annual meeting of stockholders of the Company each person designated pursuant to this Section 6.3, or each substitute as may be designated by Purchaser and who is reasonably acceptable to the Company. Each such designee shall serve until his successor (specified by Purchaser and approved by the Company) has been duly elected and qualified. The Company shall use its best efforts to cause the shares for which the Company's management or directors hold proxies or are otherwise entitled to vote to be voted in favor of the election of any such designee to the extent necessary to ensure his election so long as the Voting Stock beneficially owned by

Purchaser also is voted for such designee(s). In the event that any such designee shall cease to serve as a director for any reason, the Company shall cause to be nominated and recommended for election to fill the vacancy created thereby with a designee of Purchaser reasonably acceptable to the Company. The Company shall not unreasonably withhold its acceptance of any such designee. The Company hereby agrees to accept James Cyrier as Purchaser's initial designee to the Company's Board of Directors, so long as Mr. Cyrier continues to have at least the same degree of authority and responsibility that he currently has in his position with Purchaser.

                  (iii) A reduction in Purchaser's percentage ownership below:
(A) 10% shall not cause removal of Purchaser's representative on the Company's Board of Directors, or (B) 20% shall not cause removal of either of Purchaser's representatives on the Company's Board of Directors, in either of Sections 6.3(a)(iii)(A) or (B) as long as the event causing the reduction is the sale or issuance by the Company of additional shares of Voting Stock resulting in dilution of Purchaser's percentage ownership level, and not a sale by Purchaser of its Voting Stock; except, however, in the case of Section 6.3(a)(iii)(B) where such reduction is a result of Purchaser's failure to exercise its maintenance rights as provided in Article VIII.

                  (iv) If Purchaser loses its right under this Section 6.3 to have the Company cause to be nominated and recommended for election to the Company's Board of Directors any person designated by Purchaser (a "Nomination Right"), Purchaser shall cause any of its designees then sitting on the Board to forthwith resign from the Board, and Purchaser's Nomination Right with respect to the Board seat vacated thereby shall terminate notwithstanding any increases in the number of shares of Voting Stock that may thereafter be held by Purchaser.

            (b) At such time as Purchaser holds Voting Stock representing at least 10% of the then outstanding Total Voting Power of the Company, the Company shall permit an HP employee designated by Purchaser and approved by the Company, which approval shall not unreasonably be withheld, to have visitation rights to all proceedings and activities of the Company's Board of Directors, except for "executive sessions" and committee meetings. For purposes of this Section 6.3(b), an "executive session" shall mean those portions of Board of Directors meetings at which only members of the Board of Directors are permitted to be present. Purchaser shall cause its designee under this Section 6.3(b) to execute a confidential disclosure agreement with the Company mutually agreeable to the Company and Purchaser. The Company shall provide all notices and materials to Purchaser's representative under this Section 6.3(b) at the same time as it provides the same to the members of the Board of Directors. Purchaser shall no longer have any rights under this Section 6.3(b) to the extent that Purchaser has exercised its right under Section 6.3(a) above to designate two nominees to the Company's Board of Directors.

            (c) Any designee of Purchaser shall be entitled, and the Company may require such designee, to excuse himself from all discussions and deliberations of the Board of Directors of the Company (or any committee constituted by the Board) concerning competitors of Purchaser or relationships between the Company and Purchaser. Upon notice to Purchaser's designee, the Company may refrain from sending or providing to Purchaser, or Purchaser may refuse to receive, any information otherwise disseminated to the directors of i-STAT concerning competitors of

Purchaser or relationships between i-STAT and Purchaser. i-STAT shall not be obligated to compensate a designee-director of Purchaser on the same terms as other outside directors but shall provide all rights and benefits provided to the Company's other directors, including, without limitation, rights of indemnity.

      6.4 Equity Method Accounting. If Purchaser desires at some date to account for its investment in the Company pursuant to the equity method, the Company shall furnish to the Purchaser all information required by generally accepted accounting principles to enable the Purchaser so to account, to the extent reasonably available to the Company. To the extent reasonably requested by Purchaser, the Company shall provide information, to the extent reasonably available, regarding the Company to the Purchaser and otherwise cooperate with Purchaser so as to enable Purchaser to prepare financial statements in accordance with accounting principles generally accepted in the United States and to comply with its reporting requirements, if any, under applicable United States securities laws and regulations. If the Company incurs expenses of independent accountants in providing information to Purchaser pursuant to this
Section 6.4, then upon presentation of copies of detailed invoices to Purchaser, Purchaser shall reimburse the Company for any such reasonable expenses.

      6.5 Confidential Treatment. The Company shall seek confidential treatment to the fullest extent permitted from the SEC and any other governmental agency to which the Company provides a copy of this Agreement, the Registration Rights Agreement, the Certificate, the License or the Distribution Agreement. Prior to seeking confidential treatment from the SEC or any other governmental agency for any such document, the Company shall consult with Purchaser and its counsel and provide them with a reasonable opportunity to request the inclusion of specified provisions in any Company request for confidential treatment.

      6.6 Notice of Certain Transactions; Right of First Offer.

            (a) In addition to any other notices required or permitted by this Agreement, the Company shall give Purchaser written notice within two Business Days (as defined in Section 10.1) following receipt by the Company of any of the following: (i) any written notice from any person or group couched in such terms as to put the Company reasonably on notice of the likelihood that such person or group has acquired or is proposing to acquire any shares of Voting Stock which results in, or, if successful, would result in, such person or group owning or having the right to acquire more than 15% of the Voting Stock of the Company then outstanding; (ii) any notice under the HSR Act relating to the Company;
(iii) any Statement on Schedule 13D or Schedule 14D-1 (or any successor schedule or form to such schedules) under the Exchange Act relating to any Voting Stock of the Company; and (iv) the Company's reaching agreement in principle as to the principal terms of any transaction which would result in the then current stockholders of the Company owning less than a majority of the Voting Stock of the Company or its successor, or involving a sale of all or substantially all of the assets or the earning power of the Company. In its written notice to Purchaser, the Company shall disclose the material terms of any related offer, except that the Company need not disclose the name of the inquirer, purchaser or offeror, as the case may be. The Company may not enter into any definitive agreement relating to any such transaction until fifteen (15) Business

Days have elapsed after Purchaser's receipt of the Company's notice under this
Section 6.6(a) during which period Purchaser may either make a competing offer or notify the Company of its intent not to make a competing offer; provided, however, that if the Company is required to respond to a proposal in less than fifteen (15) Business Days, the Company may provide written notice to Purchaser that it is reducing the time period for Purchaser's response to a shorter number of days than fifteen Business Days, which in any event shall not be less than six (6) Business Days.

            (b) If the Company desires to enter into a merger, consolidation or other business combination transaction in which the Company would not be the surviving corporation or in which the Company's outstanding Voting Stock were to be changed or exchanged for cash, stock or assets of another person, or 50% or more of the Company's stock outstanding immediately after such merger, consolidation or other business combination transaction would not be owned by the stockholders of the Company immediately prior to such merger, consolidation or other business combination transaction or all or substantially all of the Company's assets or earning power would be sold, then the Company shall first negotiate in good faith solely with Purchaser for a period of thirty (30) Business Days with a view towards reaching a mutually beneficial transaction.

      6.7 HSR Act. The Company shall file such forms with the United States Department of Justice and the Federal Trade Commission as shall be required by the HSR Act as promptly as practicable upon execution of this Agreement.

      6.8 Restrictions on Amendments to the Rights Plan and Adoption of New Rights Plan. The Board of Directors of the Company shall not amend the Rights Plan or take any other action to (i) change the definition of "Acquiring Person," "Exempted Person," "Institutional Investor," "Minority Investor," "Minority Percentage" or "Strategic Investor" (or any functionally equivalent designations) in a manner which is adverse to the Purchaser, (ii) restrict the Purchaser's ability as a holder of the Shares to receive one right for each Share pursuant to the terms of the Rights Plan or (iii) treat the Purchaser as a holder of rights in any manner which is different from the treatment afforded to the other holders of the rights (except as may result should the Purchaser become an "Acquiring Person" after the date of this Agreement). In addition, the Company's Board of Directors shall not adopt any new rights plan pursuant to which holders of rights would be entitled to purchase securities upon the occurrence of certain "triggering events" at less than the fair market value thereof which (i) adopts definitions of "Acquiring Person," "Exempted Person," "Institutional Investor," Minority Investor," Strategic Investor," or "Minority Percentage" (or any functionally equivalent designations) which represent changes from the existing Rights Plan in a manner which is adverse to the Purchaser, (ii) restricts the Purchaser's ability as a holder of the Shares to receive rights pursuant to the terms of such rights plan on the same basis as the holders of the Company's common stock (with the Purchaser's entitlement determined as if it had converted the Shares into shares of common stock pursuant to the Certificate) or (iii) treats the Purchaser as a holder of rights in any manner which is different from the treatment afforded to the other holders of the rights (except as may result should the Purchaser become an "Acquiring Person" or any functionally equivalent designation) after the date of this Agreement.

      6.9 Amendment to the Rights Plan. If the Company amends the Rights Plan to permit any person other than an Institutional Investor (a "Buyer") to acquire 15% or more of the outstanding Voting Stock of the Company without becoming an "Acquiring Person," as defined in the Rights Plan, then the Company shall also amend the Rights Plan to provide that Purchaser shall also be able to acquire that number of shares of Voting Stock to reach the same percentage ownership position in the Company that Buyer is permitted to reach without becoming an "Acquired Person"; provided, however, that if the Company amends the Rights Plan to permit Buyer to acquire more than 15%, but less than 25%, of the outstanding Voting Stock, then Purchaser's rights and obligations with respect to the Rights Plan shall remain unchanged. The Company shall not amend the Rights Plan to permit any person who falls within the definition of an Institutional Investor to acquire more than 20% of the outstanding Voting Stock of the Company without becoming an "Acquiring Person."

      6.10 Manufacturing. The Company shall use its best efforts to maintain the quality and quantity of supply of components to be provided to Purchaser under the terms of the License Agreement and the Distribution Agreement. The Company's efforts shall include, but not be limited to, reviewing the management organization of the Company's manufacturing activities and making use of Purchaser's consulting resources to improve the quality, quantity and cost structure of the Company's manufacturing efforts. The Company's compliance with its best efforts obligation under this Section 6.10 shall be judged by reference to what a person engaged with another person in a strategic commercial and financial relationship of major importance would do, while at the same time considering such factors as available resources, the costs and anticipated benefits of such efforts and the commercial feasibility of such efforts.

      6.11 Use of Funds; Activities in Support of Strategic Relationship. The Company hereby represents and warrants that it has no present plan or intention to use the funds from the sale of the Shares for any purpose other than the improvement and expansion of its manufacturing operations, the development of new blood diagnostic products, the support and expansion of its marketing activities and plans, working capital, and general corporate purposes consistent with the foregoing. Purchaser acknowledges, however, that the Company's plans and intentions must of necessity be subject to change based on numerous factors, including the degree of market acceptance of the Company's current and future products, technological developments, competitive conditions and other factors which require the Company to keep the interests of all of its stockholders in mind. Subject to the foregoing, the Company acknowledges the importance of applying funds from the sale of the Shares towards the support of its strategic relationship with the Purchaser as evidenced by the License Agreement and the Distribution Agreement.

      6.12 Waivers. Prior to the Closing, the Company shall obtain waivers or consents under that certain Restated Registration Rights Agreement dated May 3, 1990 (and amended June 12, 1990) as described in paragraph 2 of Schedule 2.4.

                                  ARTICLE VII
                             COVENANTS OF PURCHASER

      From the execution of this Agreement (except for Section 7.4) and until the termination of this Agreement in accordance with Section 11.1 hereof or the particular covenant, as the case may be:

      7.1 Conversion Before Sale. Prior to selling any Shares to a person other than one of its Subsidiaries, Purchaser agrees to convert the Shares to Common Stock.

      7.2 Voting. Purchaser shall take such action as may be required so that all shares of Voting Stock owned by Purchaser are voted in favor of nominees to the Board of Directors of the Company in accordance with the recommendation of the Board of Directors consistent with the provisions of Sections 6.3(a) and provided that Purchaser shall not be so obligated if Purchaser, in its sole discretion, determines that doing so would be adverse to Purchaser's interest in the Company. Unless the Company otherwise consents in writing, Purchaser shall take such action as may be required so that all shares of Voting Stock owned by Purchaser are voted in accordance with the recommendations of the Board of Directors on all other matters, other than Significant Events (as defined in Section 10.1 below), to be voted on by holders of Voting Stock; provided, however, that if Purchaser disagrees with the Board's recommendation as to any matter, the Voting Stock owned by Purchaser may be voted with respect to such matter in not less than the same proportion as the votes cast by all holders of Voting Stock with respect to such matter. With respect to Significant Events,
(i) Purchaser may vote all shares of Voting Stock owned by Purchaser up to and including that number of shares representing 15% of the outstanding Total Voting Power of the Company (the "15% Threshold") as Purchaser determines in its sole discretion on any Significant Event presented to be voted on by the holders of Voting Stock, and (ii) Purchaser shall vote any other shares of Voting Stock representing more than the 15% Threshold in not less than the same proportion as the votes cast by all holders of Voting Stock with respect to such matter.

      7.3 Acquisition of Stock. Purchaser shall advise management of the Company as to Purchaser's general plans to increase by more than 1% its percentage interest in the Total Voting Power of the Company reasonably in advance of any such acquisitions. Purchaser shall advise management of the Company as promptly as practicable, but in no event later than seven (7) Business Days, following any acquisition by Purchaser of additional shares of Voting Stock representing increments of more than 1% of the Total Voting Power of the Company.

      7.4 Limitation on HP's Acquisition of Voting Stock.

            (a) For a period of five (5) years commencing with the date of adoption of the Rights Plan, neither HP nor any related group of persons with whom HP has any understandings, agreements or arrangements with respect to the Voting Stock shall acquire any shares of Voting Stock or any option, right or warrant to acquire shares of Voting Stock or any security convertible into shares of Voting Stock (except, in any case, by way of stock dividends or other distributions or offerings made available to holders of any Voting Stock generally) if, as the result of such acquisition, HP and/or any related group of persons with whom HP has any understandings, agreements or arrangements with respect to the Voting Stock shall beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act) twenty-five percent (25%) or more of the then issued and outstanding shares of Voting Stock unless or until one or more of the following events shall have occurred:

                  (i) The Company shall have committed a material breach of any material provision of this Agreement, the License Agreement and the Distribution Agreement (subject to the expiration of any applicable provision for cure under any such agreement);

                  (ii) The Company fails to perform its obligations pursuant to
Section 6.3 hereof;

                  (iii) It is publicly disclosed or Purchaser otherwise learns that any person or related group of persons, other than HP or any transferees of HP or related group of persons with whom HP has any understandings, agreements or arrangements with respect to the Voting Stock, shall own or have the right to acquire fifteen percent (15%) or more of the then outstanding shares of Voting Stock; provided, however, that this Section 7.4(a)(iii) shall not apply to any Institutional Investor (as defined in Section 10.1 below).

                  (iv) Any person or related group of persons, other than HP or any transferees of HP or related group of persons with whom HP has any understandings, agreements or arrangements with respect to the Voting Stock, solicits proxies with respect to any Voting Stock or participates in any "election contest" (as such terms are used in Rule 14a-ll of Regulation 14A under the Exchange Act) relating to the election of directors of the Company and has removed at least a majority of the members of the Company's Board of Directors then in office;

                  (v) Any person or related group of persons, other than HP or any transferees of HP or related group of persons with whom HP has any understandings, agreements or arrangements with respect to the Voting Stock, (A) makes an offer (as evidenced by the filing with the SEC of a Schedule 14D-1) to purchase or exchange for cash or other consideration any Voting Stock to which the Company's response is to redeem the Rights Plan, or to respond neutrally or favorably to the offer (as evidenced by the Company's filing with the SEC of a Schedule 14D-9), or (B) following any offer by any person or related group of persons (other than HP or any transferee of HP or related group of persons with whom HP has any understandings, agreements or arrangements with respect to the Voting Stock) to purchase or exchange for cash or other consideration any Voting Stock, a court of competent jurisdiction declares the Rights Plan to be invalid or otherwise ineffective;

                  (vi) The Company reaches agreement in principle as to the principal terms of or a definitive agreement relating to any transaction which, if successful, would result in the then current stockholders of the Company owning less than a majority of the Voting Stock of the Company or its successor, or involving a sale of all or substantially all of the assets or the earning power of the Company; or

                  (vii) A change, not initiated by Purchaser, occurs within any eighteen-month period after the Closing (a) until the hiring (the "Hiring") by the Company of a person to serve the Company in the position of Vice President of Manufacturing (the "Vice President of Manufacturing"), in all of the following positions of the Company: (A) President and Chief Executive Officer--William P. Moffitt ("Moffitt"); (B) Executive Vice President and Chief Technology Officer--Imants R. Lauks ("Lauks"); and (C) Vice President of Systems Development--Michael P. Zelin ("Zelin"); and (b) after the Hiring, in three of the following four positions of the Company: Moffitt, Lauks, Zelin and Vice President of Manufacturing.

            (b) Nothing in this Agreement shall be deemed to constitute an agreement or the waiver of any rights on the part of Purchaser as to the proper discharge of the fiduciary duties to stockholders owed by the Company's Board of Directors with respect to any refusal by the Board to comply with any requests that may be made after the date hereof to redeem the rights issued pursuant to the Rights Plan.

      7.5 Transfers of Voting Stock. 7.6 Subject to the provisions of Article IX, Purchaser may only sell its Voting Stock in blocks representing that number of shares representing not more than 5% of the then outstanding Voting Stock; provided, however, that Purchaser shall not sell such number of shares of Voting Stock representing more than 3% of the then outstanding Voting Stock of the Company if Purchaser has actual knowledge from publicly available sources or otherwise that the potential buyer of the shares owns 5% or more of the Company's outstanding Voting Stock, in which case Purchaser may not sell more than that number of shares that will cause the buyer to own more than 9.9% (calculated from publicly available filings as of the time not more than five
(5) Business Days before the date of signing any definitive agreement relating to the sale of Purchaser's Shares and, in the absence of any such filing, determined on the basis of the Purchaser's actual knowledge, if any) of the Company's outstanding Voting Stock.

            (a) Purchaser agrees to take and hold the Shares subject to the provisions of federal and state securities laws. Purchaser agrees that prior to any transfer of Voting Stock (other than a transfer pursuant to an effective registration statement), it will obtain (i) a written opinion of Purchaser's legal counsel addressed to the Company and which shall be reasonably satisfactory in form and substance to the Company's counsel, to the effect that the proposed transfer of Voting Stock may be effected without registration under the Securities Act, (ii) a "no action" letter from the Securities and Exchange Commission (the "Commission") to the effect that the proposed transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, or (iii) such other showing that may be reasonably satisfactory to legal counsel to the Company. Each certificate representing the Voting Stock transferred as above provided, except transfers pursuant to a currently effective registration statement, shall bear a restrictive legend as set forth below, except that such certificate shall not bear the restrictive legend if in the opinion of counsel for the Company (or counsel for the transferee reasonably acceptable to the Company) such legend is not required in order to establish compliance with any provisions of the Securities Act.

            The shares represented by this certificate have not been registered under the Securities Act of 1993, as amended. Such shares may not be sold or transferred in the absence of such registration or an opinion of counsel reasonably satisfactory to the Company as to the availability of an exemption from registration.

            (b) Purchaser will cause any proposed transferee of Voting Stock, who has not acquired the Voting Stock pursuant to Rule 144 or an effective registration statement, to agree to take and hold such securities subject to the foregoing conditions.

            (c) In the event the Company determines to register securities in any offering, whether pursuant to an underwritten public equity offering or an acquisition, the Company on the advice of its underwriters shall notify HP and may request that HP refrain from selling Voting Stock under Rule 144 of the Securities Act for a period of up to 120 days from the date of such notice (the "Black Out Period"). Notwithstanding the foregoing, (i) the Company shall not be entitled to declare a Black Out Period prior to twelve months from the end of a previous Black Out Period, and (ii) the Black Out Period shall end immediately upon the consummation of the underwritten public equity offering or acquisition, or the Company's decision to no longer pursue any such transaction.

      7.7 Conversion of Preferred Stock. In the event Purchaser's percentage ownership falls below 5% of the outstanding Voting Power of the Company, other than as a result of dilution caused by the Company's sale or issuance of additional shares of Voting Stock, except where dilution results from Purchaser's failure to exercise its maintenance rights pursuant to Article VIII, then Purchaser will convert Purchaser's remaining Shares into Common Stock pursuant to Sections 5(a) and 5(c) of the Certificate.

      7.8 Other. For as long as the limitation on Purchaser's ownership on Voting Stock described in Section 7.4 is in effect and except for any proposals that Purchaser may make pursuant to Section 6.6, Purchaser shall not make any written proposal to the Company regarding a potential acquisition, merger or consolidation with, sale of all or substantially all of the assets or earning power of, the Company that would, as a matter of law, require the Company to make a disclosure and will not initiate or participate in a hostile tender offer to acquire the Company.

      7.9 Confidential Information.

      In the course of dealings between the Company and Purchaser pursuant to this Agreement, each party (the "Discloser") may disclose certain nontechnical business information to the other party ("Recipient") which Discloser deems confidential. This Agreement imposes no obligation upon Recipient with respect to information that: (i) is or becomes public knowledge through no fault of Recipient, (ii) was in Recipient's possession before receipt from Discloser,
(iii) is rightfully received by Recipient from a third party without a duty of confidentiality, (iv) is disclosed by Discloser to a third party without a duty of confidentiality on the third party, (v) is independently developed by Recipient, (vi) is disclosed under operation of law, or (vii) is disclosed by Recipient with Discloser's prior written approval. Recipient's obligation to hold confidential information in confidence expires on the third anniversary of the date of disclosure.

      7.10 Solicitation of Proxies. Without the Company's written consent, HP or any related group of persons with whom HP has any understandings, agreements or arrangements with respect to the Voting Stock shall not, as long as the limitations set forth in Section 7.4 are in effect, solicit proxies with respect to any Voting Stock, nor become a "participant" in any "election contest" (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act relating to the election of directors of the Company); provided, however, that HP shall not be deemed to be a "participant" by reason of the membership on the Company's Board of Directors of any member designated by HP as permitted by
Section 6.3.

      7.11 HSR Act. Purchaser shall file such forms with the United States Department of Justice and the Federal Trade Commission as shall be required by the HSR Act as promptly as practicable upon execution of this Agreement.

                                  ARTICLE VIII
                                RIGHT TO MAINTAIN

      For purposes of this Article VIII, the term "Maintenance Percentage" shall mean the percentage interest in Total Voting Power of the Company held by Purchaser immediately prior to a reduction of Purchaser's percentage interest resulting from an issuance by the Company of any Voting Stock (including, in certain circumstances enumerated below, any issuance following conversion of any security convertible into or exchangeable for Voting Stock or upon exercise of any option, warrant or other right to acquire any Voting Stock).

      8.1 Stock Plan Issuances. If the percentage interest of Purchaser in the Total Voting Power of the Company is reduced as a result of an issuance after the date hereof by the Company of any Voting Stock (including any issuance resulting from the conversion or exercise of any security or other right to acquire Voting Stock) pursuant to the Company's present or future stock option, stock purchase or other stock plans or otherwise for compensatory purposes for the benefit of employees, directors, consultants or others, Purchaser shall be entitled to purchase additional shares of Voting Stock from the Company pursuant to the terms of Section 8.2(b), in the open market or from third parties that would result in Purchaser's retaining or achieving the Maintenance Percentage.

      8.2 Other Issuances. In the event that the Company issues additional shares of Voting Stock, other than an issuance to which Section 8.1 applies, including, without limitation, in a public offering registered under the Securities Act, a private sale to a third party or in connection with a merger or acquisition by the Company, including any issuance following conversion of any security convertible into or exchangeable for Voting Stock or upon exercise of any option, warrant or other right to acquire any Voting Stock (collectively, "Further Stock"), as a result of which issuance the percentage ownership in the Company held by Purchaser is diluted below the Maintenance Percentage, Purchaser shall be entitled to purchase additional shares of Voting Stock as provided in this Section 8.2.

            (a) Negotiated Purchases.

                  (i) In the event that a person or group (the "Buyer") acquires any Voting Stock or rights to acquire Voting Stock (including the right to convert or exchange a debt or equity security into Voting Stock from the Company in a Negotiated Purchase (as defined in Section 10.1 below) (the "Negotiated Purchase Shares"), the Company shall notify Purchaser in writing before entering into an agreement to sell Negotiated Purchase Shares. Purchaser shall notify the Company by written notice ("Purchaser's Notice") within thirty (30) calendar days after receipt of the Company's Notice as to whether Purchaser desires to acquire additional shares of Voting Stock to maintain its percentage ownership at the Maintenance Percentage and, whether Purchaser desires to acquire such additional shares from the Company or from sources other than the Company.

                  (ii) If Purchaser notifies the Company within such thirty-day period that Purchaser desires to purchase additional shares directly from the Company then Purchaser shall have the option to purchase from the Company such number of shares of the same Voting Stock (or rights to acquire Voting Stock) as will cause Purchaser's percentage interest in the Total Voting Power of the Company to be maintained at the Maintenance Percentage.

                  (iii) In the event Purchaser does not exercise its option to purchase additional shares of Voting Stock (or rights to acquire Voting Stock) from the Company pursuant to this Section 8.2(a) within the thirty-day period described above, then the transaction shall be deemed an issuance of Further Stock under Section 8.2(c) and Purchaser shall have the rights and be subject to such Section 8.2(c). Notwithstanding the foregoing, if Purchaser does not elect to participate in the Negotiated Purchase within such option period, then Purchaser shall no longer have the right to acquire additional shares from the Company in connection with the Negotiated Purchase to which the notice referred, but shall retain the right to acquire additional shares from sources other than the Company in accordance with Section 8.2(c).

            (b) Public Offering. In the event of a proposed increase of Voting Stock as a result of a public offering registered under the Securities Act, the Company shall give written notice to Purchaser, which notice shall include the number of shares of Voting Stock which the Company believes Purchaser is entitled to acquire (the "Public Issuance Notice"), of an intended Public Issuance not later than fifteen (15) business days prior to the effective date of the registration statement for such offering, in which event Purchaser shall deliver Purchaser's Notice within fifteen (15) business days after receipt of the Company's Notice and within the next two (2) Business Days the Company shall have the obligation to sell and Purchaser shall have the option to purchase such Voting Stock as part of the Public Issuance that would result in Purchaser's retaining or achieving (i) the Maintenance Percentage, plus (ii) that percentage of the Total Voting Power of the Company which Purchaser would have maintained but for the issuances referred to in Section 8.1. In the event that Purchaser does not exercise its option to purchase additional shares of Voting Stock (or rights to acquire Voting Stock) from the Company pursuant to this Section 8.2(b) within the fifteen-day period described above, then the transaction shall be deeme issuance of Further Stock under Section 8.3(b) and Purchaser shall have the rights and be subject to such Section 8.3(c). Purchaser's rights under this Section 8.2(b) shall be in addition to any rights contained in the Registration Rights Agreement.

            (c) Other. In the event that i-STAT issues additional shares of Voting Stock (other than issuances described in Section 8.2(a) or (b) above as to which Purchaser has elected to purchase additional shares from the Company), as a result of which issuance the percentage interest of Purchaser in the Total Voting Power of the Company is reduced, Purchaser shall have the right to purchase additional shares of Voting Stock in the open market or from third parties that would result in Purchaser's retaining or achieving the Maintenance Percentage.

      8.3 Price. Purchaser must exercise its option as to all shares described in any notice that it gives to the Company under this Article VIII or such option may not be exercised at all. If Purchaser exercises its option to purchase such shares from the Company pursuant to this Article VIII, the shares shall be sold to Purchaser at the price per share determined as follows:

            (a) If the event giving rise to Purchaser's rights is a sale or issuance of Voting Stock for cash or property, including, without limitation, for securities or assets or by way of merger in connection with the acquisition of another company, the price shall be the price per share specified in the agreement relating to such issuance or, if no such price is specified, the Average Market Price per share of Voting Stock determined as of the earlier of the date of execution of the agreement for issuance of such Voting Stock or the public announcement of the terms of the transaction.

            (b) If the event giving rise to Purchaser's rights is an issuance of Voting Stock upon conversion of any security convertible into or exchangeable for Voting Stock, or upon exercise of any option, warrant or right to acquire any Voting Stock, and is not treated under Section 8.3(a), (c) or (d), the price shall be the lower of (i) the conversion price per share of Voting Stock set forth in the convertible security, option, warrant or right, and (ii) the Average Market Price per share of Common Stock determined as of the date of such conversion or exercise.

            (c) If the event giving rise to Purchaser's rights is a Negotiated Purchase and Purchaser elects to purchase additional shares (or rights to acquire additional shares) from the Company pursuant to Section 8.2(a), then such shares (or rights to acquire additional shares) shall be purchased on the same terms as such shares (or rights to acquire additional shares) were purchased from the Company by Buyer. If the purchase price paid by Buyer for Voting Stock sold by the Company includes any property or other form of consideration other than cash, the value of such property or other consideration included in such purchase price shall be jointly determined by the Company and Purchaser in good faith. If the Company and Purchaser cannot agree on the purchase price paid by Buyer, then the parties hereby agree that the purchase price shall be deemed to be equal to the average closing price of the Company's Common Stock, as reported in the Wall Street Journal, for the thirty trading days ending one day prior to the date that the transactions contemplated by the Negotiated Purchase are publicly announced.

            (d) If the event giving rise to Purchaser's rights is a public offering, the price shall be the price per share at which the Voting Stock was sold by the Company.

            (e) In all other cases, the price shall be the Average Market Price per share of Voting Stock determined as of the date of the issuance and sale of such Voting Stock.

      8.4 Closing. The purchase and sale of any shares of Voting Stock to be issued by the Company pursuant to this Article VIII shall take place at 10:00 a.m. on the fifth Business Day following the expiration or early termination of all waiting periods imposed on such purchase and sale by the HSR Act and the receipt of all other applicable regulatory approvals or, if no waiting period is imposed on such purchase and sale by the HSR Act, on the third Business Day following the Company's exercise of its option to sell and compliance with applicable laws, rules and regulations, at the principal offices of the Company or at such other time and place as the Company and the Purchaser may agree. The purchase price shall be payable in cash in the form of Purchaser's check or a wire transfer of immediately available funds. The Company and Purchaser will use their reasonable efforts to comply with all federal and state laws, rules and regulations and requirements of the NASD and of any stock exchange applicable to any purchase and sale of shares of Voting Stock under this Article VIII. The issuance of such shares shall be subject to compliance with applicable laws, rules and regulations and requirements of any applicable stock exchange and the absence of any order in effect enjoining or restraining such exercise or issuance.

      8.5 Notice. The Company shall provide every three months, if requested by Purchaser, a statement from the Company of the number of shares of Voting Stock outstanding and the nature of any transaction resulting in any increase in the number of shares of Voting Stock outstanding from the number outstanding at the time of the immediately preceding statement and the number of shares of Voting Stock which the Company believes Purchaser is entitled to acquire under this
Article VIII at such time.

      8.6 Rights Plan. Nothing in this Article VIII shall be construed to grant to Purchaser any right to acquire any share or right pursuant to or under the Rights Plan. In addition, nothing in this Section 8.6 shall be deemed to limit the rights of all stockholders of the Company, including Purchaser, under the Rights Plan or the privileges that such stockholders, including Purchaser, enjoy as holders of rights pursuant to the Rights Plan.

                                   ARTICLE IX
                         i-STAT'S RIGHT OF FIRST REFUSAL

      Until the termination of this Agreement in accordance with Section 11.1 hereof:

      9.1 Right of First Refusal; Right of First Offer. Prior to making any sale or transfer of Voting Stock of the Company other than pursuant to open market transactions or pursuant to a public offering, Purchaser shall give the Company the opportunity to purchase such Voting Stock in the following manner:

            (a) Purchaser shall give notice (the "Transfer Notice") to the Company in writing of such intention specifying the amount of Voting Stock proposed to be sold or transferred. If Purchaser (i) has received an offer from a third party with a proposed price per share, then Purchaser shall include in the Transfer Notice such price therefor and the other material terms upon which such disposition is proposed to be made, or (ii) has not received an offer from a third party with a proposed price per share and the other material terms upon which such disposition may be made, then the Company shall have the right, exercisable by written notice (the "Company Notice") to Purchaser within ten
(10) Business Days after receipt of the Transfer Notice, to propose a price (in either of subsections 9.1(a)(i) or (ii), the "Transfer Price") and the other material terms for a disposition to purchase all, but not less than all, of the Voting Stock that Purchaser proposes to transfer. Purchaser shall have the right, within ten (10) Business Days of receipt of the Company Notice to notify the Company in writing (the "Response Notice") as to whether it accepts the offer described in the Company Notice. For purposes of this Section 9.1, the "Transfer Price" may refer to a predetermined formula for calculating a price at the time of the closing of the disposition, which formula is based on the market price of the Voting Stock over a given period ending on or prior to the closing date of the disposition.

            (b) The Company shall have the right, exercisable by written notice given by the Company to Purchaser either within ten (10) Business Days after receipt of such Transfer Notice in the case of Section 9.1(a)(i) above or within ten (10) Business Days after receipt of the Response Notice, to purchase all but not part of the Voting Stock specified in such Transfer Notice for cash (or for such other form of consideration set forth in the Transfer Notice in the case of
Section 9.1(a)(i) above) per share equal to the applicable Transfer Price.

            (c) If the Company exercises its right of first refusal under
Section 9.1(a)(i) or if Purchaser accepts the offer described in the Company Notice under Section 9.1(a)(ii), the closing of the purchase of the Voting Stock with respect to which such right has been exercised shall take place within thirty (30) calendar days after the Company receives the Transfer Notice or the Response Notice, respectively, and the Company and Purchaser shall be legally obligated to consummate the purchase contemplated thereby and shall use their reasonable efforts to secure any approvals required in connection therewith.

            (d) If the Company does not exercise its right of first refusal hereunder within the time specified for such exercise or does not purchase the Voting Stock within the time specified for such purchase, or if Purchaser does not accept the Company's offer described in the Company Notice, then Purchaser shall be free, during the period of ninety (90) calendar days following the expiration of such time for exercise or purchase or acceptance or rejection of the Company's offer described in the Company Notice, as the case may be, to sell the Voting Stock specified in such Transfer Notice, subject to the limits set forth in Section 7.5 hereof, at a price equal to or greater than the applicable Transfer Price and with terms on balance generally equal to or more favorable than the terms set forth in the Transfer Notice. Purchaser's transferee shall acquire such Voting Stock free from any of the provisions of this Agreement; provided, however, such Voting Stock shall be subject to the provisions of the Registration Rights Agreement and any restrictions imposed under applicable securities laws.

            (e) The Company's rights under this Section 9.1 shall terminate upon the termination of this Agreement by Purchaser or the Company in accordance with
Section 11.1(a).

      9.2 Assignment of Rights. In the event that the Company elects to exercise a right of first refusal under this Article IX, the Company may specify, prior to closing such purchase and upon not less than three (3) Business Days prior notice to the Purchaser, another person as its designee to purchase the Voting Stock to which such notice relates. If the Company shall designate another person as the purchaser pursuant to this Article IX, the giving of notice of acceptance of the right of first refusal by the Company shall constitute a legally binding obligation of the Company to complete such purchase if such designee shall fail to do so.

                                    ARTICLE X
                                   DEFINITIONS

      10.1 Certain Definitions. As used in this Agreement:

            (a) The term "Average Market Price" of any security at any date shall be the average of the closing prices for a share or other single unit of such security on the thirty (30) consecutive trading days ending on the trading date last preceding the date of determination of such price on the principal national securities exchange on which such security is listed, or, if such security is not listed on any national securities exchange, the average of the closing sales prices for a share of such security on the National Association of Securities Dealers Automated Quotation Systems ("NASDAQ") or, if such closing sales prices shall not be reported on NASDAQ, the average of the mean between the closing bid and asked prices of a share of such security in such case as reported by The Wall Street Journal, or, if such prices shall not be so reported, as the same shall be reported by the National Quotation Bureau Incorporated, or, in all other cases, the value as determined by a single nationally recognized investment banking firm jointly selected by the Company and Purchaser. For this purpose, the parties shall use their best efforts to cause any determination of the value to be made within ten (10) Business Days after the date on which the value is to be measured. The determination by the investment banking firm selected in the manner set forth above shall be conclusive.

            (b) The term "Business Day" shall mean any day other than a day which is a Saturday or Sunday or other day on which commercial banks in New York, New York are authorized or required to remain closed. In no case shall any day in the period from December 23 of a particular year to January 2 of the following year be considered a "Business Day."

            (c) The term "group" shall have the meaning comprehended by Section 13-3(d)(3) of the Exchange Act, and the rules and regulations promulgated thereunder.

            (d) The term "Institutional Investor" shall mean any person (together with such Institutional Investor's Affiliates (as defined in the Rights Plan) and Associates (as defined in the Rights Plan) (i) who, with the express written approval of the Board of Directors of the Company, acquires aggregate Beneficial Ownership (as defined in the Rights Plan) of 15% or more but no more than 20% of the outstanding Voting Stock of the Company, provided, however, that the Institutional Investor acquires such Beneficial Ownership in the ordinary course of business and for investment purposes and not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Exchange Act, and (ii) who is eligible to report its ownership of the Voting Stock of the Company on
Schedule 13G (or any similar successor form) under the Exchange Act.

            (e) The term "Negotiated Purchase" means a transaction between the Company and any person or group pursuant to which such person or group acquires from the Company (or has the right to acquire from the Company) Voting Stock or any securities convertible into or exchangeable for voting stock or any other right to acquire voting stock. Notwithstanding the foregoing, the term "Negotiated Purchase" shall not include (i) any agreement between the Company and any underwriter(s) in connection with a public offering, or (ii) issuances of Voting Stock pursuant to any present or future compensatory stock, stock purchase or option plan or other compensatory issuances to employees, directors, officers, consultants, or others.

            (f) The term "person" shall mean any person, individual, corporation, partnership, trust or other nongovernmental entity or any governmental agency, court, authority or other body (whether foreign, federal state, local or otherwise).

            (g) The term "Significant Event" means (i) any proposed amendment to the Certificate of Incorporation or Bylaws of the Company, (ii) sale of the Company (by way of merger, disposition of all or substantially all assets or otherwise), (iii) recapitalization, (iv) liquidation or dissolution, (v) any vote pursuant to any provision of law or the Company's Certificate of Incorporation or Bylaws requiring or permitting stockholders to approve any business combination proposed by or with another person or its affiliates which have acquired a certain percentage of the Company's shares or to grant voting rights to such person or to waive or adopt provisions requiring such a vote,
(vi) any transaction the effect of which is to cause the Voting Stock of the Company to be neither listed on any national securities exchange nor authorized to be quoted on any national inter-dealer quotation system, or (vii) any action, including, without limitation, an increase in the number of directors to greater than sixteen or a change in the structure of the Company's Board of Directors which Purchaser, in its sole discretion, determines would be adverse to Purchaser's interest in the Company.

            (h) The term "Subsidiary" means any corporation more than fifty percent (50%) of whose outstanding voting securities are, or any partnership, joint venture or other entity more than fifty percent (50%) of whose total equity interest is, directly or indirectly, owned by another person.

            (i) The term "Total Voting Power of the Company" means the total number of votes which may be cast in the election of directors of the Company at any meeting of stockholders of the Company if all securities entitled to vote in the election of directors of the Company were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).

            (j) The term "Voting Stock" means the Common Stock, Preferred Stock and any other securities issued by the Company having the ordinary power to vote in the election of directors of the Company (other than securities having such power only upon the happening of a contingency).

                                   ARTICLE XI
                                  MISCELLANEOUS

      11.1 Termination of Agreement.

            (a) The Company may terminate its obligation to perform or observe any of its covenants and agreements hereunder if Purchaser materially violates or fails to perform materially any of the covenants or agreements of Purchaser under this Agreement, and Purchaser may terminate its obligations to perform or observe any of its covenants and agreements hereunder if the Company materially violates or fails to perform materially any of the covenants or agreements of the Company under this Agreement; provided, however, the Company or Purchaser, as the case may be, may not terminate any of its obligations under this Agreement pursuant to this sentence unless it shall have delivered written notice of such default to the other party and such default shall not have been cured within thirty (30) calendar days after the delivery of such notice.

            (b) This Agreement may be terminated by Purchaser or the Company at any time after the date which is 60 days after the commencement of the waiting period under the HSR Act for the transactions contemplated by this Agreement unless prior thereto the waiting period under the HSR Act shall have expired.

            (c) Notwithstanding anything to the contrary in this Agreement, this Agreement shall terminate on the date that Purchaser owns, solely as a result of sales by Purchaser of Voting Stock, less than one (1) million shares of Voting Stock; provided, however, that the provisions of Section 7.4, if and only if they are still in effect, shall survive the termination of this Agreement pursuant to this Section 11.1(c).

            (d) Except as provided in Sections 11.1(c) and (e) of this Agreement, from and after the termination of this Agreement, the covenants, obligations and agreements of the parties set forth herein shall be of no further force or effect and the parties shall be under no further obligation with respect thereto.

            (e) Notwithstanding the provisions of this Section 11.1, the registration rights set forth in the Registration Rights Agreement shall survive any termination of this Agreement; provided, however, that if the Company alleges that Purchaser committed a "material breach" of Sections 7.1, 7.2, 7.4, 7.5, 7.7 or 7.9 of this Agreement, after the Company shall have delivered written notice of any such alleged default to Purchaser and Purchaser shall not have cured any such default within thirty days after the delivery of such notice, and the Company and Purchaser cannot agree whether or not HP committed a "material breach" of Sections 7.1, 7.2, 7.4, 7.5, 7.7 or 7.9 of this Agreement, then Section 5 of the Registration Rights Agreement shall be deemed amended to require the Company and Purchaser to split equally the Registration Expenses (as defined in the Registration Rights Agreement) for any subsequent registration effected under Section 2 of the Registration Rights Agreement. If the Company and Purchaser agree that Purchaser has committed a material breach of Sections 7.1, 7.2, 7.4, 7.5, 7.7, or 7.9 of this Agreement, Section 5 of the Registration Rights Agreement shall be deemed amended to require Purchaser to pay the

Registration Expenses and Selling Expenses (each as defined in the Registration Rights Agreement) for any subsequent registration effected under Section 2 of the Registration Rights Agreement.

      11.2 Reasonable Efforts. As long as the other party hereto is not in default of any material obligation under this Agreement, each of the Company and Purchaser shall use its reasonable efforts to take all actions required under the HSR Act and under any law, rule or regulation adopted subsequent to the date hereto in order that the respective agreements and covenants of the parties hereto may be carried out on a timely basis in the manner contemplated by this Agreement.

      11.3 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York as applied to contracts entered into solely between residents of, and to be performed entirely within, such state.

      11.4 Survival. The representations and warranties in Articles II and III of this Agreement shall survive any investigation made by Purchaser or the Company and the Closing for a period of one year.

      11.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided in this Agreement, this Agreement may not be transferred or assigned by operation of law or otherwise without the prior written consent of the other party. Without the consent of the Company, Purchaser may assign this Agreement as provided herein to any Subsidiary, provided, however, that Purchaser shall take reasonable actions to ensure that such Subsidiary shall perform any obligations of Purchaser under this Agreement.

      11.6 Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties relating to the subject matter hereof. No party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

      11.7 Notices and Dates. Any notice or other communication given under this Agreement shall be sufficient if in writing and delivered by hand, by messenger or by courier, or transmitted by facsimile, to a party at its address set forth below (or at such other address as shall be designated for such purpose by such party in a written notice to the other Party hereto):

            (a)   if to the Company, to it at:

                  i-STAT Corporation
                  303 College Road East
                  Princeton, NJ 08540
                  Attention: President
                  Fax: (609) 243-0507
with a copy addressed as set forth above but to the attention of:

                  Paul, Hastings, Janofsky & Walker
                  1055 Washington Boulevard
                  Stamford, CT 06901
                  Attention: Esteban A. Ferrer, Esq.
                  Fax: (203) 359-3031

            (b)   if to Purchaser, to it at:

                  Hewlett-Packard Company
                  3000 Hanover Street
                  Palo Alto, CA 94304
                  Attention: Director, Corporate Development
                  Fax: (415) 852-8342

with a copy addressed as set forth above but to the attention of:

                  General Counsel
                  Fax: (415) 852-8019

      Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, by messenger or by courier, or if sent by facsimile, upon confirmation of receipt.

      11.8 Further Assurances. The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request from time to time in order to carry out the intent and purposes of this Agreement, the Registration Rights Agreement, the License Agreement, the Distribution Agreement and the consummation of the transactions contemplated hereby and thereby. Neither the Company nor Purchaser shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to them set forth in this Agreement, the Registration Rights Agreement, the License Agreement and the Distribution Agreement, and each shall promptly do all such acts and take all such measures as may be appropriate to enable them to perform as early as practicable the obligations herein and therein required to be performed by them.

      11.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by fewer than all of the parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

      11.10 Severability. If any provision of this Agreement is determined to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties. In any event, all of the other provisions shall be deemed valid and enforceable to the greatest possible extent.

      11.11 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such references shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement have been inserted for convenience of reference only and shall not be relied upon in construing this Agreement. Use of any gender herein to refer to any person shall be deemed to comprehend masculine, feminine, and neuter unless the context clearly requires otherwise.

      11.12 Public Statements. Each of Purchaser and the Company shall not, without the prior approval of the other party, make or cause to be made any press release or other public statement concerning the transactions contemplated from time to time by this Agreement, the Registration Rights Agreement, the License Agreement or the Distribution Agreement or disclose any of the terms and conditions thereof, except as and only to the extent that any party hereto is advised by legal counsel to be so obligated by law or the regulations of any stock exchange or the NASD, but only after the Company or Purchaser shall have consulted with the other party and its legal counsel in advance regarding the form and substance of such press release, public statement or disclosure.

      11.13 Brokers.

            (a) The Company has not engaged, consented to or authorized any broker, finder or intermediary, except Smith Barney Inc. ("Smith Barney") to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement. All fees, commissions, and other payments owing to Smith Barney as a result of its or its employees participation, negotiations, or other actions taken in connection with this Agreement are the sole responsibility and obligation of the Company. The Company hereby agrees to indemnify and hold harmless Purchaser from and against all fees, commissions or other payments owing to Smith Barney or any other person acting on behalf of the Company hereunder.

            (b) Purchaser has not engaged, consented to or authorized any broker, finder or intermediary, to act on its behalf, directly or indirectly, as a broker, finder or intermediary in connection with the transactions contemplated by this Agreement. Purchaser hereby agrees to indemnify and hold harmless the Company from and against all fees, commissions or other payments owning to any such person or firm acting on behalf of Purchaser hereunder.

      11.14 Costs and Expenses. Each party hereto shall pay its own costs and expenses incurred in connection herewith, including the fees of its counsel, auditors and other representatives, whether or not the transactions contemplated herein are consummated.

      11.15 No Third Party Rights. Nothing in this Agreement shall create or be deemed to create any rights in any person or entity not a party to this Agreement.

      11.16 Specific Performance. Each party's obligations under this Agreement is unique. Because the breach by any party of the provisions of Articles VI, VII, VIII and IX would cause irreparable harm and significant injury that would be difficult to ascertain and would not be compensable by damages alone, the parties agree that each party will have the right to enforce such provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies the enforcing party may have. The reference to specific Articles in this Section is not a waiver of any party's rights to seek equitable relief for breaches of other Articles and Sections.

      11.17 Mutual Drafting. This Agreement is the joint product of Purchaser and the Company, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Purchaser and the Company and their respective legal counsel and advisers and shall not be construed for or against any party hereto.

      IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be signed by their respective representatives as of the date first above written.

      i-STAT CORPORATION

      By: ___________________________________
          Name:
          Title:

      HEWLETT-PACKARD COMPANY

      By: ___________________________________
          Name:
          Title:

      EXECUTION COPY

               CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

                         OF SERIES B PREFERRED STOCK OF

                               i-STAT CORPORATION

      Pursuant to Section 151 of the General Corporation Law of the State of Delaware

      We, William P. Moffitt, President and Chief Executive Officer, and William
P. Sarther, Vice President, Chief Financial Officer and Treasurer, of Carpe Diem Corporation (the "Company" or "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with provisions of Section 103 thereof, DO HEREBY CERTIFY:

      That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, the said Board of Directors on June 22, 1995, adopted the following resolution creating a series of 2,138,702 shares of Preferred Stock designated as Series B Preferred Stock:

      RESOLVED: that a series of the Company's Preferred Stock consisting of 2,138,702 shares of Preferred Stock, be and hereby is designated as "Series B Preferred Stock", par value $.10 per share (the "Series B Preferred"), and that the Series B Preferred shall have the designations, powers, preferences, rights and qualifications, limitations and restrictions as set forth in the Certificate of Designation, Preferences and Rights of Series B Preferred Stock (the "Certificate") substantially in the form attached hereto as Exhibit A.

      That said Certificate states that the Board of Directors does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and qualifications, limitations and restrictions thereof as follows (all terms used herein which are defined in the Certificate of Incorporation shall be deemed to have the meanings provided therein).

      Section 1. Designation and Amount. The shares of such series shall be designated "Series B Preferred Stock" and the number of shares constituting such series shall be 2,138,702.

      Section 2. Dividends and Distributions. The holders of the Series B Preferred shall be entitled to receive dividends in preference or on an equivalent basis to any declaration or payment of any dividend (payable other than in Common Stock) on the Common Stock of the Corporation. Such dividends will be in an amount determined by the Board of Directors and shall be payable when, as and if declared by the Board of Directors, out of funds legally available therefor. The right to such dividends on the Series B Preferred shall not be cumulative and no right to such dividends shall accrue to holders of Series B Preferred unless declared by the Board of Directors. Notwithstanding the foregoing, the holders of the Series B Preferred shall be entitled to receive a dividend, to be declared by the Board of Directors of the Company no later than two business days following the initial issuance of the Series B Preferred (the "Initial Issuance Date"), of one right for each share of Series B Preferred pursuant to the Stockholder Protection Agreement dated as of June 26, 1995 between the Corporation and First Fidelity Bank, National Association (the "Rights Agreement").

      Section 3. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

            (a) The holders of the Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the amount of $28.50 per share for each share of Series B Preferred then held by them, adjusted for any recapitalization, stock dividend, stock split or similar event (a "Recapitalization") with respect to such shares, plus an amount equal to all declared but unpaid dividends on the Series B Preferred. If the assets and funds thus distributed among the holders of the Series B Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred.

            (b) For purposes of this Section 3, a merger or consolidation of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, but only pursuant to a court-approved plan of reorganization or other proceeding in a bankruptcy case pending under the U.S. Bankruptcy Code, insolvency or similar situation, shall be treated as a liquidation, dissolution or winding up of the Corporation.

      Section 4. Voting Rights. Except as otherwise required by law or by
Section 6 hereof, the holder of each share of Series B Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series B Preferred could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Company having general voting power. Holders of Series B Preferred shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation.

      Section 5. Conversion. The shares of Series B Preferred shall be convertible as follows:

            (c) At Option of Stockholder. Each share of Series B Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series B Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $28.50 by the Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which shares of Common Stock shall be deliverable upon conversion (the "Conversion Price") shall initially be $28.50 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

            (d) At Option of Corporation. Each s hare of Series B Preferred shall be convertible, at the option of the Corporation, at any time after the date which is five years after the Closing Date (as defined in the Series B Preferred Stock Purchase Agreement dated as of June 23, 1995 between the Company and Hewlett-Packard Company, the "Closing Date") at the office of the Corporation or any transfer agent for the Series B Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $28.50 by the Conversion Price in effect at the time of conversion.

            (e) Other. In the event that the outstanding shares of Series B Preferred represent less than 5% of the outstanding Voting Power of the Company, other than as a result of dilution caused by the Company's sale or issuance of additional shares of Voting Stock, except where dilution results from the holder's failure to exercise its right to purchase additional Voting Stock from the Company under any agreement the holder has with the Company, then such shares of Series B Preferred shall convert into Common Stock pursuant to Section 5(a) of this Certificate.

            (f) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series B Pre- ferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Shares of Common Stock issued upon conversion of shares of Series B Preferred shall be accompanied by the same number of Rights (as defined in the Rights Agreement) which may be issuable pursuant to the terms of the Rights Agreement, as it may be amended through the date of such issuance, or any other stock purchase rights or other similar dividends which have previously been declared with respect to the Common Stock. Before any holder of Series B Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series B Preferred; provided, however, that in the event of conversion at the option of the Corporation, the outstanding shares of Series B Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent. The Corporation shall, as soon as practicable after delivery of a certificate or certificates representing outstanding shares of Series B Preferred submitted for conversion, issue and deliver to such holder of Series B Preferred, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred to be converted, or in the case of conversion at the option of the Corporation, on the record date for conversion, which shall not be earlier than the date notice of such conversion is received by holders of Series B Preferred, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

            (g) Adjustments to Conversion Price.

                  (i) Adjustments for Additional Issuances. If at any time prior to the date which is twelve months after the Closing Date the Corporation shall issue any Additional Stock (as defined below), then the Conversion Price for the Series B Preferred shall be reduced, upon the closing of such issuance, to a price such that if a shareholder converted shares of Series B Preferred into shares of Common Stock immediately after such issuance of Additional Stock, such holder would be entitled to receive that number of shares of Common Stock equal to the percentage ownership (calculated as described below) represented by such shares of Series B Preferred immediately prior to such issuance. In addition, if at any time prior to the date which is twelve months after the Closing Date, the Additional Stock is issued without consideration or for a consideration per share less than the Conversion Price for the Series B Preferred as adjusted above, then the Conversion Price for the Series B Preferred shall be further reduced, upon the closing of such issuance, to a price equal to the consideration per share for which the Additional Stock is issued. For purposes of this Section 5(e), percentage ownership shall be calculated by dividing the number of shares of Common Stock issuable upon conversion of the Series B Preferred by the sum of (x) the Common Stock outstanding prior to the issuance of Additional Stock and (y) the number of shares of Common Stock issuable upon conversion of the Series B Preferred.

                        (A) Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors regardless of any accounting treatment. In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the consideration per share shall be the consideration (determined in the manner provided above), if any, received by the Corporation upon the issuance of such options, rights or securities plus the minimum purchase price provided in such options, rights or securities for the Common Stock covered thereby.

                        (B) "Additional Stock". "Additional Stock" shall mean any shares of Common Stock, options to purchase or rights to subscribe for Common Stock, securities convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities issued by this Corporation after the Closing Date other than:

                              (1) shares of Common Stock issued upon conversion
of the 2,138,702 shares of Series B Preferred;

                              (2) up to an aggregate of 1,965,685 shares of
Common Stock issuable upon exercise of options or warrants outstanding as of the Closing Date;

                              (3) options to purchase Common Stock, and Common
Stock, issuable or issued to employees, officers, directors or consultants of the Corporation directly, or pursuant to stock purchase or option plans, or otherwise for compensatory purposes, which issuances and plans are approved by the Board of Directors;

                              (4) up to an aggregate of 500,000 shares of Common
Stock issued or issuable in connection with an acquisition (in whatever form) of intellectual property, which transaction is approved by the Board of Directors;

                              (5) up to an aggregate of 1,000,000 shares of
Common Stock issued to the public in an underwritten registered public offering of this Corporation's Common Stock at a price per share of not less than $28.50; and

                              (6) securities issued or issuable pursuant to the
Rights Agreement.

                  (ii) Adjustments for Subdivisions, Stock Dividends, Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, or otherwise), into a greater number of shares of Common Stock, or the Corporation shall declare and pay any dividend on its Common Stock payable in shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision or stock dividend, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                  (iii) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock, rights issuable pursuant to the Rights Agreement, shares of the Company's Series A Junior Participating Preferred Stock, par value $.10 per share, issuable upon exercise of such rights and other than as otherwise adjusted in this Section 5, then and in each such event provision shall be made so that the holders of Series B Preferred shall receive the amount of securities of the Corporation which they would have received had their Series B Preferred been converted into Common Stock immediately prior to such event. Nothing contained herein shall limit the rights of the Series B Preferred pursuant to
Section 2 hereof to receive the rights issuable pursuant to the Rights Agreement and thereafter to enjoy all privileges of a holder of the rights pursuant to the Rights Agreement.

                  (iv) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Series B Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series B Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred immediately before that change.

            (c) No Impairment. Except as provided in Section 6, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred against impairment.

            (d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series B Preferred.

      Section 6. Protective Provisions. In addition to any other rights provided by law, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series B Preferred:

            (a) amend or repeal any provision of, or add any provision to, this Corporation's Certificate of Incorporation if such action would materially and adversely alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred;

            (b) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series B Preferred;

            (c) reclassify any shares of Common Stock or any other shares of this Corporation into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Series B Preferred; or

            (d) increase or decrease the aggregate number of authorized shares of Series B Preferred.

      Section 7. Status of Converted Shares. In case shares of Series B Preferred shall be converted pursuant to Section 5 hereof, the shares so converted shall be cancelled, retired and eliminated from the shares which the Corporation is authorized to issue.

      IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 23rd day of June, 1995.

                                   _____________________________________________
                                   William P. Moffitt Chief Executive Officer

Attest:

____________________________________
William P. Sarther
Vice President,
Chief Financial Officer
   and Treasurer


                                      -8-